As filed with the Securities and Exchange Commission on January 21, 1998
                                                  Registration No. 333-42865
===============================================================================


                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549
                          POST-EFFECTIVE AMENDMENT NO. 1 TO
                                      FORM S-3
                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933
                                  ----------------
                      DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.
                (Exact name of Registrant as specified in its charter)

     DELAWARE                                           13-3152648
(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                      Identification No.)

                      200 NORTH WESTLAKE BOULEVARD, SUITE 202,

                WESTLAKE VILLAGE, CALIFORNIA 91362 (805) 381-2700
           Address, Including Zip Code, and Telephone Number, Including

            Area Code, of Registrant's Principal Executive Offices)


                               --------------------
                                 RONALD E. WITTMAN
                       DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.
                      200 NORTH WESTLAKE BOULEVARD, SUITE 202
                         WESTLAKE VILLAGE, CALIFORNIA 91362
                                   (805) 381-2700
              (Name, Address, Including Zip Code, and Telephone Number,

                   Including Area Code, of Agent For Service)


                               ---------------------


                                    Copies to:
                              MURRAY MARKILES, ESQ.
                       TROOP MEISINGER STEUBER & PASICH, LLP
                             10940 WILSHIRE BOULEVARD
                          LOS ANGELES, CALIFORNIA 90024
                                 (310) 824-7000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering.
[  ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ X ] Reg No. 333-42865

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                               PROSPECTUS

                   DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.
                      596,120 SHARES OF COMMON STOCK
                        (par value $0.01 per share)

                            -------------------

        This Prospectus relates to the resale of an aggregate of 596,120 shares (the "Shares") of the common stock, par value $.01 per share (the "Common Stock") of Dental/Medical Diagnostic Systems, Inc. (the "Company" or "DMD") offered for the account of certain stockholders of the Company (the "Selling Stockholders"). Of the total number of Shares, 546,120 shares offered by certain of the Selling Stockholders were acquired by the Selling Stockholders pursuant to certain Stock Purchase Agreements, dated as of January 31, 1997, and that certain Stock Purchase Agreement, dated January 2, 1997, each between
Hiroki Umezaki and a Selling Stockholder.   The remaining 50,000 Shares were
acquired by one of the Selling Stockholders in exchange for its resale to the Company of the exclusive European distribution rights to all present and future products of the Company. See "Selling Stockholders and Plan of Distribution." The Selling Stockholders may from time to time sell all or a portion of the Common Stock which may be offered by them under this Prospectus in routine brokerage transactions in the over-the-counter market, at prices and terms prevailing at the time of sale. The Selling Stockholders may also make private sales directly or through brokers. The Selling Stockholders may pay customary brokerage fees, commissions and expenses. The Company will pay all other expenses of the offering. The Selling Stockholders and the brokers executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such brokers may be deemed underwriting commissions under the Securities Act.

     The Company will not receive any proceeds from the sale of the Common Stock offered by the Selling Stockholders hereby.

     The Common Stock is quoted on the Nasdaq SmallCap Market ("Nasdaq SmallCap Market") under the symbol "DMDS." On December 2, 1997, the closing price of the Common Stock on the Nasdaq SmallCap Market was $8.81.

     THESE SHARES OF COMMON STOCK HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



     SEE "RISK FACTORS" BEGINNING ON PAGE 6 HEREOF FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES.

                              _______________

                 The date of this Prospectus is January 22, 1998


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

     No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Managers. This Prospectus does not relate to any securities other than those described herein or constitute an offer to sell, or the solicitation of an offer to buy, securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.


                          AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement, and the exhibits and schedules thereto which may be obtained from the Commission's principal office in Washington, D.C., upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Offices located at 7 World
Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the material can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington,
D.C. 20549. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The
Common Stock is traded on the Nasdaq SmallCap Market and the Company's reports, proxy or information statements, and other information filed with the Nasdaq SmallCap Market may be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference into this Prospectus:

     (1) Registrant's Annual Report on Form 10-K for the ten-month period ended December 31, 1996;

     (2) Registrant's Quarterly Report on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and

     (3) Registrant's Reports on Form 8-K, filed on February 13, 1997, April 21, 1997, and November 14, 1997.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the oral or written request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits

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

to such documents, unless such exhibits are expressly incorporated by reference into such documents). Written requests for such copies should be directed to Ronald E. Wittman, Chief Financial Officer, Dental/Medical Diagnostic Systems, Inc. 200 North Westlake Boulevard, Suite 202, Westlake Village, California, 91362. Telephone inquiries may be directed to Dental/Medical Diagnostic Systems, Inc., at (805) 381-2700.

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

                                  SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS HAS BEEN ADJUSTED TO REFLECT A ONE-FOR-2.197317574 REVERSE STOCK SPLIT OF THE COMMON STOCK EFFECTED ON JANUARY 13, 1997, AND A ONE-FOR-1.333333333 REVERSE STOCK SPLIT APPROVED BY THE COMPANY'S STOCKHOLDERS ON MARCH 24, 1997 ("REVERSE STOCK SPLITS"). THIS PROSPECTUS AND OTHER INFORMATION INCORPORATED HEREIN, CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF, AMONG OTHER FACTORS, THE FACTORS SET FORTH UNDER THE CAPTION "RISK FACTORS."

                               THE COMPANY

     Dental/Medical Diagnostic Systems, Inc. ("DMD" or the "Company") designs, develops, manufactures and sells high technology dental equipment. Currently, the Company's primary emphasis is on the manufacture and sale of three versions of an intraoral camera system known as the TeliCam System, and a dental office networking system, known as InTELInet, for use in connection with the TeliCam System. The TeliCam System displays close-up color video images of dental patients' teeth and gums. These TeliCam images assist dentists in displaying dental health and hygiene problems to patients and, as a result of such display, promote patient acceptance of treatment plans. The TeliCam System offers dentists the ability to capture and display multiple video images without an expensive external capture device such as a video cassette recorder or color printer, thereby providing a low-cost alternative to the more expensive traditional intraoral dental camera systems. For this reason, the Company believes that the TeliCam System should be particularly attractive to the overseas market because printed copies of dental images are not generally required by foreign insurance companies. The Company commenced shipments of the initial model of the TeliCam System, referred to as TeliCam I, and an international version compatible with the PAL television system, to customers in February 1996, and April 1996, respectively. Through September 30, 1997, the Company had sold 3,800 TeliCam Systems to dentists throughout the United States, as well as to several dental schools, and 2,153 TeliCam Systems internationally. The Company has completed the development of an enhanced version of the TeliCam System, referred to as the "TeliCam II," which was introduced in April 1997.

     In November 1996, the Company introduced its InTELInet Networking System ("InTELInet") for use with the TeliCam System. InTELInet creates a video-electronic information link between the different operatories of the dental office. InTELInet is different from other intra-office networking systems known to the Company in that it enables simultaneous use of two or more intraoral cameras, which allows dentists and their staff to conduct more than one patient examination at a time. In addition, the TeliCam, unlike other intraoral cameras on the market today has its own microprocessor video capture device (or "frame grabber") built in, facilitating the need for only one central video printer regardless of the number of intraoral cameras being used at the same time. Competing systems require a separate color video printer or other image storage device to capture the video images from each intraoral camera that is in use. The color printer or other image storage device is typically the second most expensive element of an intraoral camera system. The TeliCam System and InTELInet presently enable the Company to offer its customers more efficient and cost-effective networking of multiple operatories. From the time of its first introduction in late November 1996, through September 30, 1997, 257 InTELInet multiple operatory networking systems have been sold by the Company.

     On May 14, 1997, the Company closed an underwritten offering (the "Offering") of 2,070,000 shares of Common Stock, and 2,070,000 Redeemable Common Stock Purchase Warrants, raising gross proceeds of $10,350,000 prior to expenses associated with the Offering. Of these proceeds, $1,700,000 was applied to repay bridge notes issued by the Company in November 1996, and $201,000 was applied to repay loans from related parties.

     The Company has signed a definitive agreement with Ion Laser Technology, Inc. ("ILT") giving the Company exclusive distribution rights to ILT's new patent pending dental composite curing and tooth whitening device in the United States and Canada. The Company will market the device under the name Apollo 9500(TM). This device utilizes a high energy, high pressure ionized gas in the presence of an electrical current to create a laser-type light to effect teeth whitening. The Company believes that the Apollo 9500TM can produce faster results at a lower cost than currently commercially available teeth whitening systems. The technology will also function as a curing system for curing composites, adhesives and sealants used in dental bonding and repair. The Company has also obtained marketing rights to digital dental x-ray technology currently under development through an exclusive worldwide distribution agreement with Suni Imaging Microsystems, Inc. The Company anticipates that this

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

technology would enable the Company to provide a more user-friendly digital x-ray system comparable to functionally competitive systems at a lower price point.

     The Company's principal executive offices are located at 200 North Westlake Boulevard, Suite 202, Westlake Village, California 91362, and its telephone number is (805) 381-2700.

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

                               RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED BEFORE MAKING AN INVESTMENT IN THE COMPANY.

 LIMITED OPERATING HISTORY; HISTORY OF LOSSES AND ACCUMULATED DEFICIT. While the Company has been in existence since 1981, its operations between 1988 and its acquisition of DMD and BDI in March 1996, were limited to the exploration of acquisition opportunities. Dental\Medical Diagnostic Systems, the division of the Company which designs and markets the Company's TeliCam System, and BDI, a subsidiary of the Company, have only been in operation since October 1995. For the period from inception (October 23, 1995) to March 2, 1996, the Company incurred a net loss of $1,625,213, and for the ten month period ended
December 31, 1996, the Company had net income of $137,151. For the nine months ended September 30, 1997, the Company had a net loss after extraordinary item of $534,322. At September 30, 1997, the Company's accumulated deficit was $2,022,385. The ability of the Company to sustain profitability will depend, in part, upon the successful marketing of existing products and the successful and timely introduction of new products. There can be no assurance that the Company will be able to generate and sustain net sales or profitability in the future.

 DEPENDENCE UPON A SINGLE PRODUCT. The TeliCam I and its enhanced version, the TeliCam II, are currently the Company's primary product and, together with related products such as the InTELInet system, will account for a substantial portion of the Company's revenue for the foreseeable future. There can be no assurance that the TeliCam System will be more effective than competing products or technologies, or will be successfully marketed. The Company is still in the early stages of marketing the TeliCam System and related products, and, consequently, the degree to which the market will accept this product is still uncertain. If the TeliCam System and related products cannot be marketed successfully on a sustained basis, it is likely that the Company's business operations would be substantially and adversely impacted.

 IMPORTANCE OF NEW PRODUCT DEVELOPMENT TO GROWTH. The Company's ability to develop and introduce new products successfully on a timely basis will be a significant factor in the Company's ability to grow and remain competitive.
New product development often requires long-term forecasting of market trends, the development and implementation of new designs, compliance with extensive governmental regulatory requirements and a substantial capital commitment. The medical and dental device industry is characterized by rapid technological change. As technological changes occur in the marketplace, the Company may have to modify its products in order to keep pace with these changes and developments. The introduction of products embodying new technologies, or the emergence of new industry standards, may render existing products, or products under development, obsolete or unmarketable. Any failure by the Company to anticipate or respond in a cost-effective and timely manner to government requirements, market trends or customer requirements, or any significant delays in product development or introduction, could have a material adverse effect on the Company's business, operating results and financial condition.

 POSSIBLE NEED FOR ADDITIONAL CAPITAL. Based on its current operating plan, the Company anticipates that, in addition to the remaining proceeds of the Offering, together with the Comerica credit facility, further capital may be required during the next twelve months to satisfy the Company's expected increased working capital and research and development requirements for the new products. The Company is currently exploring alternatives to fulfill these requirements. No assurance can be given that additional financing will be available when needed or that, if available, it will be on terms favorable to the Company or its stockholders. If needed funds are not available, the Company may be required to curtail its operations, which could have a material adverse effect on the Company's business operating results and financial condition. There can be no assurance that the Company's working capital requirements during this period will not exceed its available resources or that these funds will be sufficient to meet the Company's longer-term cash requirements for operations.

 EXPANSION THROUGH UNDETERMINED ACQUISITIONS AND JOINT VENTURES. The Company intends to expand its product lines and domestic and international markets, in part, through acquisitions. The Company's ability to expand successfully through acquisitions will depend upon the availability of suitable acquisition candidates at prices acceptable to the Company, the Company's ability to consummate such transactions and the availability of financing on terms acceptable to the Company. There can be no assurance that the Company will be successful in completing acquisitions. Such transactions involve numerous risks, including possible adverse short-term effects on the Company's operating results or the market price of the Common Stock. These acquisitions and joint ventures may not be subject to approval or review by the Company's stockholders. The Company does not expect that it will obtain an appraisal by any independent appraisers with respect to any such acquisition. Certain of the Company's future acquisitions may also give rise to an obligation by the Company to make contingent payments or to satisfy certain repurchase obligations, which payments could have an adverse financial effect on the Company. In addition, integrating acquired businesses may result in a loss of customers or product lines of the acquired businesses and also requires significant

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

management attention and may place significant demands on the Company's operations, information systems and financial resources. The failure to effectively integrate acquired businesses with the Company's operations could adversely affect the Company. In addition, the Company competes for acquisition opportunities with companies which have significantly greater financial and management resources than those of the Company. There can be no assurance that suitable acquisition opportunities will be identified, that any such transactions can be consummated, or that, if acquired, such new businesses can be integrated successfully and profitably into the Company's operations. Moreover, there can be no assurance that the Company's historic rate of growth will continue, that the Company will continue to successfully expand, or that growth or expansion will result in profitability.

     The Company also intends to expand its product lines and domestic and international markets through joint ventures. The Company's ability to expand successfully through joint ventures will depend upon the availability of suitable joint venture candidates whose terms are acceptable to the Company, the Company's ability to consummate such transactions and the availability of financing on terms acceptable to the Company. There can be no assurance that the Company will be successful in completing joint ventures. Such transactions involve numerous risks, including possible adverse short-term effects on the Company's operating results or the market price of the Common Stock. The Company is currently engaged in discussions relating to product development joint ventures. The failure effectively to integrate joint ventures with the Company's operations could adversely affect the Company. In addition, the Company competes for expansion opportunities with companies which have significantly greater financial and management resources than those of the Company. There can be no assurance that suitable investment opportunities will be identified, that any such transactions can be consummated, or that such new businesses can be integrated successfully and profitably into the Company's operations. Moreover, there can be no assurance that the Company's historic rate of growth will continue, that the Company will continue to successfully expand, or that growth or expansion will result in profitability.

 DEPENDENCE ON THIRD-PARTY SUPPLIERS. With the exception of the TeliCam System's CCD processor unit, the Company believes that there are multiple sources from which it may purchase the components of the TeliCam System. The Company anticipates that it will obtain certain of the components of the TeliCam System from a single source or a limited number of sources of supply. Although the Company believes it will be able to negotiate satisfactory supply arrangements and relationships, the failure to do so may have a material adverse effect on the Company. Furthermore, there can be no assurance that suppliers will dedicate sufficient production capacity to satisfy the Company's requirements within scheduled delivery times or at all. Failure or delay by the Company's suppliers in fulfilling its anticipated needs may adversely affect the Company's ability to market the TeliCam System. Pursuant to an agreement with Boston Marketing Company, Ltd. ("Boston Marketing") the Company has the exclusive right to market TeliCam's CCD processor unit ("Teli Units") to the dental market ("Boston Marketing Distribution Agreement"). Boston Marketing is a licensed distributor of the Teli Units under a separate agreement with their manufacturer. The agreement between Boston Marketing and the Teli Units manufacturer obligates Boston Marketing to meet minimum purchase obligations. If Boston Marketing fails to meet these obligations, Boston Marketing will be terminated as a licensed distributor. In the event of such termination, the Company, as a sublicensee subdistributor of Boston Marketing, may lose its right to purchase the Teli Units. Moreover, in the event the Company is unable to meet its minimum annual purchase obligations under the Boston Marketing Distribution Agreement, and, as a consequence, such agreement terminates, the Company may be required to find an alternative source for the primary component of its TeliCam System. The Company believes that, in the event the Company loses its right to sell the Teli Units, replacement components could be developed by and obtained from third parties, but that this may take more than six months. The potential delay associated with locating an alternative source of supply would have a significant adverse effect on the Company's operating results and financial condition. In addition, there is no guarantee that an intraoral dental camera system utilizing the replacement components will be accepted by the dental marketplace.

 FLUCTUATIONS IN QUARTERLY RESULTS. The Company's business is subject to certain quarterly influences. Management's prior experience in the industry would indicate that net sales and operating profits are generally higher in the fourth quarter due to the purchasing patterns of dentists and are generally lower in the first quarter due primarily to increased purchases in the prior quarter and during the summer months due to a reduced volume of trade shows and increased unavailability of dentists due to summer vacations. The Company plans to increase expenses to fund greater levels of research and development and to fund investments in joint ventures and acquisitions. To the extent that such expenses precede or are not subsequently followed by increased revenues, the Company's business, quarterly operating results and financial condition will be adversely affected. Quarterly results may also be adversely affected by a variety of other factors, including the timing of acquisitions and their related costs, as well as the release of new products and promotions taking place within the quarter. Other factors that may influence the Company's quarterly operating results include the timing of introduction or enhancement of products by the Company's or its competitors, market acceptance of the TeliCam II, the InTELInet System and other new products, development

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and promotional expenses relating to the introduction of new products or enhancements of existing products, reviews in the industry press concerning the products of the Company or its competitors, changes or anticipated changes in pricing by the Company or its competitors, mix of distribution channels through which products are sold, mix of products sold, product returns, the timing of orders from major distributors, order cancellations, delays in shipment and general economic conditions. Due to all of the foregoing factors, it is also likely that in some future periods the Company's operating results may be below the expectations of analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected.

 EXTENSIVE GOVERNMENT REGULATION. The Company's products and its manufacturing practices are subject to regulation by the United States Food and Drug Administration ("FDA") pursuant to the Federal Food, Drug and Cosmetic Act ("FDC Act"), and by other state and foreign regulatory agencies. Under the FDC Act, medical and dental devices, including those under development by the Company must receive FDA clearance or approval before they may be sold, or be exempted from the need to obtain such clearance or approval. FDA regulations also require the Company to adhere to certain "Good Manufacturing Practices" ("GMP") regulations, which include validation testing, quality control and documentation procedures. The Company's compliance with applicable regulatory requirements is subject to periodic inspections by the FDA.

     The process of obtaining required regulatory clearances or approvals can be time-consuming and expensive, and compliance with the FDA's GMP regulations and other regulatory requirements can be burdensome. Moreover, there can be no assurance that the required regulatory clearances will be obtained, and those obtained may include significant limitations on the uses of the product in question. In addition, changes in existing regulations or the adoption of new regulations could make regulatory compliance by the Company more difficult in the future. Although the Company believes that its products and procedures are currently in material compliance with all relevant FDA requirements, the failure to obtain the required regulatory clearances or to comply with applicable regulations could result in fines, delays or suspensions of clearances, seizures or recalls of products, operating restrictions and criminal prosecutions, and would have a material adverse effect on the Company.

 COMPETITION. The manufacture and distribution of medical and dental devices is intensely competitive. The Company competes with numerous other companies, including several major manufacturers and distributors. With respect to the intraoral camera market, the Company has at least five major competitors. Most of the Company's competitors have greater financial and other resources than the Company. Consequently, such entities may begin to develop, manufacture, market and distribute systems which are substantially similar or superior to the Company's products.

 RAPID EXPANSION OF THE COMPANY'S BUSINESS. From inception (October 23, 1995) through September 30, 1997, the Company has experienced rapid and substantial growth in revenues and geographic scope of operations. Any future growth may place a significant strain on management and on the Company's financial resources and information processing systems. The failure to recruit additional staff and key personnel, to have sufficient financial resources, to maintain or upgrade these financial reporting systems, or to respond effectively to difficulties encountered during expansion could have a material adverse effect on the Company's business, operating results and financial condition.

 RELIANCE ON INTERNATIONAL SALES AND DISTRIBUTORS AND GENERAL RISKS OF INTERNATIONAL OPERATIONS. For the nine-month period ended September 30, 1997, international sales have accounted for approximately 26% of the Company's net sales, and the Company expects that international sales may increase as a percentage of sales in the future. Consequently, the Company is subject to the risks of conducting business internationally, including unexpected changes in, or impositions of, legislative or regulatory requirements; fluctuations in the U.S. dollar which could materially adversely affect U.S. dollar revenues; tariffs and other barriers and restrictions; potentially adverse taxes; and the burdens of complying with a variety of international laws and communications standards. The Company's international sales involve potentially longer payment cycles and the Company may experience greater difficulty collecting accounts receivable. The Company currently depends on third party distributors for substantially all of its international sales. At September 30, 1996, five of the Company's international distributors accounted for 70% of the Company's accounts receivable, and nine of these distributors accounted for approximately $3,100,000, or 26%, of the Company's total sales for the nine-month period ended September, 1997. Certain of the Company's third party distributors may also act as resellers for competitors of the Company and could devote greater effort and resources to marketing competitive products. The loss of, or other significant reduction in sales to, certain of these third party distributors could have a material adverse effect on the Company's business and results of operations. The Company is also subject to general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships, in connection with its international operations. There can be no assurance that these risks of conducting business internationally will not have a material adverse effect on the Company's business. Further, any failure by the Company to predict or plan for changes in the international arena could have a material adverse effect on the Company's business, operating results and financial condition.

 DEPENDENCE ON KEY PERSONNEL. The Company's future performance will depend significantly upon its Chairman of the Board and Chief Executive Officer, Robert H. Gurevitch, and upon certain other key employees of the Company. The loss of service of one or more of these persons could have a material adverse effect on the Company's business and operations. The Company has entered into Employment Agreements with Robert H. Gurevitch and Dewey Perrigo, the Company's Vice President of Sales, pursuant to which they each have agreed to render services to the Company until October 1, 1999. The Company has obtained "key person" life insurance on Mr. Gurevitch in the amount of $2,000,000, of which the Company is the sole beneficiary, but there can be no assurance that such increased coverage can be obtained or that, if obtained, the proceeds of such insurance will be sufficient to offset the loss to the Company in the event of his death. The Company does not maintain any insurance on the lives of its other senior management. In addition, the Company's success will be dependent upon its ability to recruit and retain qualified personnel. Any failure by the Company to retain and attract key personnel could have a material adverse effect on the Company's business, operating results, and financial condition.

 LIMITED PROPRIETARY PROTECTION. The Company's success and ability to compete is dependent in part upon its proprietary technology. The Company's proprietary technology is not protected by any patents. Consequently, the Company relies primarily on trademark, trade secret and copyright laws to protect its technology. Also, the Company is currently implementing a policy that most senior and technical employees and third-party developers sign nondisclosure agreements. However, there can be no assurance that such precautions will provide meaningful protection from competition or that competitors will not be able to develop similar or superior technology independently. Also, the Company has no license agreements with the end users of its products, so it may be possible for unauthorized third parties to copy the Company's products or to reverse engineer or otherwise obtain and use information that the Company regards as proprietary. If litigation is necessary in the future, to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others, such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition. Ultimately, the Company may be unable, for financial or other reasons, to enforce its rights under intellectual property laws. In addition, the laws of certain countries in which the Company's products are or may be distributed may not protect the Company's products and intellectual property rights to the same extent as the laws of the United States.

     The Company believes that its products do not infringe any valid existing proprietary rights of third parties. Although the Company has received no communication from third parties alleging the infringement of proprietary rights of such parties, there can be no assurance that third parties will not assert infringement claims in the future. Any such third party claims, whether or not meritorious, could result in costly litigation or require the Company to enter into royalty or licensing agreements. There can be no assurance that the Company would prevail in any such litigation or that any such licenses would be available on acceptable terms, if at all. If the Company were found to have infringed upon the proprietary rights of third parties, it could be required to pay damages, cease sales of the infringing products and redesign or discontinue such products, any of which alternatives, individually or collectively could have a material adverse effect on the Company's business, operating results and financial condition.

 CONFLICT OF INTERESTS. Robert Gurevitch, Chairman of the Company, has loaned money to the Company ("Loan Obligations") and has guaranteed the performance by the Company under its leases for its Irvine and Westlake, California premises. The Company believes that all of these transactions were on terms no less favorable than were available from unaffiliated third parties. The Company intends to attempt to relieve Mr. Gurevitch from his obligations under each of these guarantees and it is possible that, in order to achieve the release of Mr. Gurevitch from these guarantees, the Company will be required to post collateral or provide other concessions to the recipients of the guarantees. The Company has, in the past, entered into transactions with affiliates and there can be no assurance that the Company will not enter into transactions with affiliated parties in the future.

 LIMITATION OF LIABILITY AND INDEMNIFICATION. The Company's Amended and Restated Certificate of Incorporation limits, to the maximum extent permitted by the Delaware General Corporation Law ("Delaware Law"), the personal liability of directors for monetary damages for breach of their fiduciary duties as a director, and provides that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law. The Company has entered into indemnification agreements with its directors and executive officers which may require the Company, among other things, to indemnify such directors against liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms. The Company has purchased directors' and officers' liability insurance in the amount of $3.0 million.
Section 145 of the Delaware Law provides that a corporation may indemnify a director, officer, employee or agent made, or threatened to be made, a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. Delaware Law does not permit a corporation to eliminate a director's duty of care, and the provisions of the Company's Amended and Restated Certificate of Incorporation have no effect on the availability of equitable remedies, such as injunction or rescission, for a director's breach of the duty of care.

 ANTI-TAKEOVER PROVISIONS. The Company has an authorized class of 1,000,000 shares of preferred stock which may be issued by the Board of Directors on such terms and with such rights, preferences and designations as the Board of Directors may determine. Issuance of such preferred stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control of the Company. In addition, certain "anti-takeover" provisions of the Delaware Law, among other things, restrict the ability of stockholders to effect a merger or business combination or obtain control of the Company, and may be considered disadvantageous by a stockholder.

 PRODUCT LIABILITY. Although the Company has not experienced any product liability claims to date, the sale and support of products by the Company may entail the risk of such claims, and there can be no assurance that the Company will not be subject to such claims in the future. A successful product liability claim or claim arising as a result of use of the Company's products brought against the Company, or negative publicity attendant to any such claim, could have a material adverse effect upon the Company's business, operating results and financial condition. The Company maintains product liability insurance with coverage limits of $1,000,000 per occurrence and $1,000,000 per year. While the Company believes that it maintains adequate insurance coverage, there can be no assurance that the amount of insurance will be adequate to satisfy claims made against the Company in the future, or that the Company will be able to obtain insurance in the future at satisfactory rates or in adequate amounts.

 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS. This Prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 ("Securities Act") and Section 21E of the Exchange Act. All statements other than statements contained herein regarding the Company's strategies, plans, objectives and expectations; the Company's ability to design, develop, manufacture and market products; the ability of the Company's products to maintain commercial acceptance; the Company's ability to achieve new product commercialization; the anticipated growth of its target markets; its future operating results; and other matters are all forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations are set forth in these "Risk Factors," as well as elsewhere in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the "Risk Factors."

                                  USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Securities offered by the Selling Stockholders hereunder.

                      SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

     The Shares were issued by the Company to Hiroki Umezaki pursuant to that certain Contribution Agreement, dated as of February 29, 1996, whereby the Company acquired all of the outstanding securities of Dental/Medical Diagnostic Systems, LLC, a California limited liability company ("DMD LLC") in exchange for the issuance by the Company of a total of 1,365,301 shares of the Company's Common Stock to the Members of DMD LLC. As a Member of DMD LLC, Mr. Umezaki
received 546,120 Shares.   On January 2, 1997, Mr. Umezaki entered into a Stock
Purchase Agreement for the sale of an aggregate of 204,795 of the Shares to Far West Capital Partners, L.P., Ponte Vedra Partners, Ltd. and Robert S. London (collectively, the "First Purchaser Group") whereby each of the parties in such First Purchaser Group purchased 68,265 of the Shares in a private placement
pursuant to Regulation D under the Securities Act.   Subsequently, on January
31, 1997, Mr. Umezaki entered into Stock Purchase Agreements with each of North American Trust Co. TTEE; JMG Capital Partners, L.P.; Dorchester Offshore Fund; Dorchester Partners, L.P.; Steven B, Dunn, as Custodian for Brittany B, Dunn; Charles B. Runnels, Jr.; and Philip E. Muhl (collectively, the "Second Purchaser Group"), for the sale of Mr. Umezaki's remaining 341,325 Shares, which shares were allocated among the parties in the Second Purchaser Group as described in the chart below. The parties included in both the First Purchaser Group and the Second Purchaser Group are, collectively, the Selling Stockholders. Pursuant to the terms of those two certain Letter Agreements, dated December 20, 1996 and January 31, 1997, respectively, the Company agreed to undertake to register the Shares by December 31, 1997. The remaining 50,000 shares were acquired by DMD N.V., pursuant to that certain Agreement, dated September 17, 1997, in exchange for transfer to the Company of the exclusive European distribution rights to all present and future products of the Company. The following table sets forth certain information regarding the beneficial ownership of the Common Stock by the Selling Stockholders as of December 2, 1997. The Selling Stockholders respectively have the sole voting and investment power with respect to the Shares owned, subject to applicable community property laws. Additional Selling Security Holders will be identified and other information concerning additional Selling Security Holders will be set forth in Prospectus Supplements from time to time. As of December 2 1997, the Company had outstanding 5,115,778 shares of Common Stock, par value $.01 per share, the only outstanding voting security of the Company.


                              Common Stock Owned Prior      Common Stock Owned
                                   to the Offering(1)       After the Offering
                                                                           (1)
                           -------------------------------  ------------------
                           Number of   Percent   Number of  Number of  Percent
                             Shares   of Class   Shares to    Shares   of Class
                                                  be Sold
FIRST PURCHASER GROUP
-------------------------  ---------  ---------  ---------  ---------  --------
Far West Capital Part-      68,265     1.33       68,265       0          *
 ners, L.P
P.O. Box 440
Woodacre, CA  94973

Ponte Vedra Partners, Ltd.  68,265     1.33       68,265       0          *
4400 Marsh Landing Boule-
 vard, Suite 9
Ponte Vedra Beach, FL 32082

Robert S. London            68,265     1.33       68,265       0          *
809 Presidio Avenue,
Suite B
Santa Barbara, CA 93101

SECOND PURCHASER GROUP
-------------------------
North America Trust Co.    123,000     2.40      123,000       0          *
TTEE
FBO J. Steven Emerson IRA
525 B Street, 16th Floor
San Diego, CA  92121
Contact: Ms Pat Schmidt

JMG Capital Partners, L.P.  75,000     1.47       75,000       0          *
1999 Avenue of the Stars,
Suite 1950
Los Angeles, CA  90067

                              Common Stock Owned Prior      Common Stock Owned
                                   to the Offering(1)       After the Offering
                                                                           (1)
                           -------------------------------  ------------------
                           Number of   Percent   Number of  Number of  Percent
                             Shares   of Class   Shares to    Shares   of Class
                                                  be Sold

Dorchester Offshore Fund    12,825       .25       12,825       0          *
c/o Goldman, Sachs & Co.
One New York Plaza,
48th Floor
New York, NY  10004

Dorchester Partners, L.P.  119,250      2.33      119,250       0          *
1999 Avenue of the Stars,
Suite 1950
Los Angeles, CA  90067

Steven B. Dunn, Custodian    3,750       .07        3,750       0          *
Brittany B. Dunn UTMA/CA
2069 Coldwater Canyon Drive
Beverly Hills, CA  90210

Charles B. Runnels, Jr.      3,750       .07        3,750       0          *
556 Catalonia
Pacific Palisades, CA 90272

Philip E. Muhl               3,750       .07        3,750       0          *
3614 Camino De La Cumbre
Sherman Oaks, CA  94123

DMD N.V.                    50,000       .98       50,000       0          *
Xavierde Cocklann 68
Bus 4
9831 Deurle, Belgium
_________________________
* Less than one percent.


(1) Assumes no purchase of additional shares and no exercise of outstanding warrants to purchase the Company's Common Stock.


     The Selling Stockholders may sell all or a portion of the Shares offered hereby from time to time in brokerage transactions in the over-the-counter market at prices and terms prevailing at the times of such sales. The Selling Stockholders may also make private sales directly or through brokers. The Selling Stockholders may individually pay customary brokerage commissions and expenses. In connection with any sales, the Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed underwriting commissions under such Act.

     Under the 1934 Act and the regulations thereunder, any person engaged in a distribution of the shares of Common Stock of the Company offered by this Prospectus may not simultaneously engage in market making activities with respect to the shares of Common Stock of the Company during the applicable"cooling off" periods prior to the commencement of such distribution.

In addition, and without limiting the foregoing, the Selling Stockholder will need to comply with applicable provisions of the 1934 Act and the rules and regulations thereunder including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of Common Stock by the Selling Stockholder.




 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by Troop Meisinger Steuber & Pasich, LLP, Los Angeles, California.

                                   EXPERTS

     The consolidated balance sheets of Dental/Medical Diagnostic Systems, Inc. and Subsidiaries as of December 31, 1996 and March 2, 1996 and the consolidated statements of income, retained earnings and cash flows for the ten-month period ended December 31, 1996 and for the period from inception (October 23, 1995) to March 2, 1996, incorporated by reference in this registration statement on Form S-3, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     No dealer, salesperson or other person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, in connection with the offer made by this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

PART II.       INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the offering are as follows:

                                                                 Amount
                                                                 -----------
     Registration Fee Under Securities Act of 1933               $1,459,62
     NASD Filing Fee                                             $ *
     Blue Sky Fees and Expenses                                  $ *
     Printing and Engraving Certificates                         $ *
     Legal Fees and Expenses                                     $__________
     Accounting Fees and Expense                                 $__________
     Registrar and Transfer Agent Fees                           $ *
     Miscellaneous Expenses                                      $ *
          TOTAL                                                  $
                                                                 ===========
_________________

* Not applicable or none.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by the Delaware General Corporation Law ("DGCL"), the Company's Amended and Restated Certificate of Incorporation limits the personal liability of directors to the Company for monetary damages for certain breaches of fiduciary duty. Liability is not eliminated for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.

     The Company has also entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that the directors and executive officers will be indemnified to the fullest extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, on account of their services as a director or officer of the Company or of any subsidiary of the Company or of any other company or enterprise in which they are serving at the request of the Company. No indemnification will be provided under the indemnification agreements, however, to any director or executive officer in certain limited circumstances, including on account of knowingly fraudulent, deliberately dishonest or willful misconduct. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy.

     The Company is currently seeking estimates on obtaining a directors and officers liability insurance policy. The Company intends to obtain such a policy provided the costs of obtaining the policy are not prohibitively expensive as compared to the amount of coverage which may be obtained.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission ("Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     See the Exhibit Index of this Registration Statement.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of the appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Westlake Village, State of California, on January 21, 1998.


                                   DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.
                                   (Registrant)


                                   By:      /S/ ROBERT H. GUREVITCH
                                        -------------------------------------
                                             Robert H. Gurevitch
                                             Chairman of the Board,
                                             Chief Executive Officer, President
                                             and Secretary


                              POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert H. Gurevitch and Ronald E. Wittman or any one of them, his attorney-in-fact and agent, with full power of substitution, for him in any and all capacities, to sign any amendments to this Post-Effective Amendment No. 1 to Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.



      SIGNATURE                   TITLE                         DATE
      ---------                   -----                         ----

                         Chairman of the Board, Chief
                         Executive Officer, President
/S/ ROBERT H. GUREVITCH  and Secretary                      January 20, 1998
-----------------------
   Robert H. Gurevitch

                         Chief Financial Officer, Chief
                         Accounting Officer and Vice
/S/ RONALD E. WITTMAN    President                          January 20, 1998
-----------------------
   Ronald E. Wittman


/S/ MARVIN H. KLEINBERG  Director                           January 20, 1998
-----------------------
   Marvin H. Kleinberg

  /S/ JACK D. PRESTON    Director                           January 20, 1998
-----------------------
     Jack D. Preston

                             EXHIBIT INDEX


NO.       ITEM                                                        PAGE
-----     -------                                                     ------

5.1       Opinion of Troop Meisinger Steuber & Pasich, LLP*

23.1      Consent of Coopers & Lybrand, LLP

23.2 Consent of Troop Meisinger Steuber & Pasich, LLP (included as part of Exhibit 5.1)*

---------------
*Filed with the Commission on December 19, 1997 as an exhibit to Registration Statement on Form S-3.

               CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of Dental/Medical Diagnostic Systems, Inc. and Subsidiaries on Form S-3 (File No. 333-42865) of our report dated January 31, 1997, except for note 2 as to which the date is March 24,1997, on our audits of the consolidated financial statements of Dental/Medical Diagnostic Systems, Inc. and Subsidiaries as of December 31, 1996 and March 2, 1996 and for the ten-month period ended December 31, 1996 and for the period from inception (October 23, 1995) to March 2, 1996. We also consent to the reference to our firm under the caption "Experts."




                                        /s/ Coopers & Lybrand, LLP
                                        COOPERS & LYBRAND, LLP

Los Angeles, California
January 20, 1998